Exhibit 10.1

AMENDED AND RESTATED FORBEARANCE AND MODIFICATION AGREEMENT

This Amended and Restated Forbearance and Modification Agreement (“Agreement”) is made as of September 15, 2005 by and among World Health Alternatives, Inc., a Florida corporation (“World Health”), Better Solutions, Inc., a Pennsylvania corporation (“BSI”), JC Nationwide, Inc. (f/k/a MedTech Medical Staffing of Boca Raton, Inc.), a Delaware corporation (“JC”), MedTech Medical Staffing of New England, Inc., a Delaware corporation (“MedTech Medical”), MedTech Franchising, Inc., a Delaware corporation (“MedTech Franchising”), World Health Staffing, Inc., a California corporation (“World Health California”), World Health Staffing, Inc. (f/k/a MedTech Medical Staffing of Orlando, Inc.), a Delaware corporation (“World Health Delaware”; World Health, BSI, JC, MedTech Medical, MedTech Franchising, World Health California and World Health Delaware are referred to herein individually and collectively, as “Borrower”), and CapitalSource Finance LLC, a Delaware limited liability company (“Lender”).

Recitals

A. Borrower and Lender are parties to a Forbearance and Modification Agreement dated as of August 25, 2005 (as amended, the “Forbearance Agreement”).

B. Borrower and Lender desire to amend and restate the Forbearance Agreement in its entirety by this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the parties hereby agree as follows:

SECTION 1 — DEFINITIONS

1.1.	“Cash Flow Forecast” means the thirteen week cash flow forecast attached hereto as Exhibit A which identifies anticipated sources and uses of cash for such period.

1.2.	“Credit Agreement” means that certain Revolving Credit, Term Loan and Security Agreement between Borrower and Lender dated February 14, 2005, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which Lender has agreed to make certain loans and other financial accommodations to Borrower.

1.3.	“Event of Termination” means each and every event specified in Section 6 of this Agreement or any other event described herein that is designated an Event of Termination.

1.4.	“Forbearance Termination Date” means the earliest to occur of (i) 5:00 p.m. (Eastern time) on December 15, 2005, or such later date as provided by Section 4.1 below and (b) the date of the occurrence of any one or move Events of Termination.

1.5.	“All capitalized terms used in this Agreement which are not defined herein, but which are defined in or by reference in the Credit Agreement, shall have the same meanings herein as therein.

1.6.	To the extent not defined in this Section 1, unless the context otherwise requires, all accounting terms in this Agreement shall be construed in accordance with GAAP, as of the date of this Agreement, to the extent that same are used or defined therein.

SECTION 2 — BACKGROUND

2.1.	Under the terms and provisions of the Loan Documents, Borrower acknowledges and agrees that as of the date hereof the outstanding Obligations consist of:

LOAN/COMMITMENT	ORIGINAL PRINCIPAL		TOTAL PRINCIPAL OUTSTANDING ON DATE OF AGREEMENT
Revolving Facility	$35,000,000	(Facility Cap)	$22,639,733.01
Term Loan	$7,500,000		$6,458,333

The foregoing amounts do not include all of the interest, fees and expenses to which Lender is entitled under the terms and provisions of the Loan Documents. Borrower acknowledges and agrees that the Obligations are outstanding, and Borrower has no right of offset, defense, or counterclaim with respect to such Obligations.

2.2.	To secure repayment of the Obligations, Borrower granted Lender a Lien on and security interest in certain Collateral, all as more fully described in the Loan Documents. Borrower hereby acknowledges, confirms and agrees that Lender has and shall continue to have valid, enforceable and duly perfected first-priority liens upon and security interests in the Collateral heretofore granted to Lender pursuant to the Loan Documents or otherwise granted to or held by Lender.

2.3.	Borrower acknowledges and agrees the following Events of Default (the “Designated Defaults”) have occurred and are continuing as of the date hereof as a result of Borrower’s failure to comply with certain terms of the Loan Documents:

a.	Borrower has failed to pay amounts due on the Obligations in excess of Availability as of the date hereof.

b.	Representations, statements, or warranties made by Borrower, in writing, prior to the date hereof were not true in all material respects or were false or misleading in a material respect.

c.	One or more tax assessments, judgments or decrees have been rendered as of the date hereof against Borrower by the Internal Revenue Service in an amount not in excess of $6,000,000.

d.	Borrower has defaulted in the payment of Indebtedness as of the date hereof.

e.	A Change of Control has occurred.

f.	Lender has received an indication or evidence that Borrower may have directly or indirectly engaged in an activity which might result in a forfeiture of property to a Governmental Authority as a result of (c) above.

g.	Borrower has granted an unpermitted Lien to Advance Payroll Funding, Ltd. (“APF”) and incurred unpermitted Indebtedness to APF.

h.	Borrower has acquired the assets of Universal Staffing without the consent of Lender and has failed to discharge a Lien on assets acquired from Universal Staffing.

i.	Borrower has acquired the assets of Curley & Associates, LLC without the consent of Lender and has failed to discharge a Lien on such assets.

j.	Borrower has failed to pay the interest and principal on a $4,000,000 bridge loan due August 31, 2005.

k.	Borrower has accepted $2,000,000 from Palisades Master Fund, LP on August 24, 2005, which has not resulted in an infusion of equity into the Borrower, and which is now being asserted as a debt obligation.

l.	Numerous class action lawsuits have been filed against Borrower, its directors and officers and its former directors and officers.

m.	Borrower has dismissed its independent auditing firm and does not have certified audited financial reports.

n.	Borrower is delinquent in filing periodic reports with the Securities Exchange Commission.

2.4.	As a result of the Designated Defaults, Lender presently has the right to accelerate payment and exercise all of its rights and remedies under the Loan Documents and under applicable law. Borrower acknowledges and agrees that, as a result of the existence of the Designated Defaults, Lender has no obligation to make additional loans or otherwise extend credit to Borrower under the Loan Documents or otherwise. Borrower has now requested that Lender forbear from accelerating the payment in full of Borrower’s Obligations to the Lender under the Loan Documents and otherwise exercising Lender’s rights and remedies under the Loan Documents and under applicable law as a result of the existence of the Designated Defaults, and the Borrower acknowledges that such request is in the best interests of Borrower.

2.5.	In response to Borrower’s request, Lender is willing to forebear until the Forbearance Termination Date from exercising its rights and remedies under the Loan Documents and under applicable law as a result of the existence of the Designated Defaults provided that such forbearance is on the terms and conditions set forth in this Agreement (and, for the sake of clarity, in no event shall such forbearance extend beyond December 15, 2005 unless extended pursuant to Section 4.1) and, further provided, that such forbearance does not waive the Designated Defaults or any other Default or Event of Default that has arisen or may arise in the future or otherwise prejudice the rights and remedies of Lender.

SECTION 3 – CONDITIONS PRECEDENT

The Lender’s forbearance obligations hereunder shall be subject to the satisfaction of the following conditions precedent:

a.	the execution and delivery of this Agreement by Borrower and Lender;

b.	no Default or Event of Default, other than the Designated Defaults, shall have occurred and be continuing;

c.	Borrower shall have delivered to Lender a full and complete listing of all Indebtedness, together with copies of all agreements, documents and instruments evidencing same;

d.	Lender shall have received a revised Borrowing Certificate, in form acceptable to Lender;

e.	Borrower shall have delivered to Lender lockbox and control account agreements for each bank account maintained by Borrower, executed by Borrower and the depository institution where such account is maintained, all in form acceptable to Lender;

f.	Borrower shall have provided Lender evidence of the termination of all Liens on the Collateral (other than Permitted Liens); and

g.	Borrower shall have provided Lender a complete summary of all pending litigation in which Borrower is a party as of the date hereof in form acceptable to Lender, together with the status of Borrower’s response to such pending litigation.

SECTION 4 – FORBEARANCE BY LENDER

4.1 Subject to the satisfaction of the terms and conditions set forth herein, and further subject to the provisions of Section 4.2 below or any other limitation set forth in this Agreement, the Lender will not exercise or enforce its rights or remedies against Borrower to which Lender would be entitled under the terms of the Loan Documents by reason of the occurrence of the Designated Defaults; provided, that such forbearance shall not act as a waiver of Lender’s right to enforce any such right or remedy after the Forbearance Termination Date, it being agreed to and understood that on the Forbearance Termination Date, Lender’s agreement to forbear shall automatically and without further action terminate and be of no force and effect, and as a result thereof, Lender shall be permitted to immediately exercise any and all of its rights and remedies it may have as a result of the existence of the Designated Defaults in accordance with the Credit Agreement and other Loan Documents or applicable law. Furthermore, nothing contained herein shall be construed as requiring Lender to extend the Forbearance Termination Date. Lender specifically agrees that, prior to the Forbearance Termination Date (and provided that no Default or Event of Default (other than the Designated Defaults) under the Loan Documents exists and all other conditions to funding are satisfied) Lender shall continue to administer the lines of credit under the Credit Agreement (the “Credit Lines”) and permit advances (up to an aggregate amount not to exceed the lesser of the (i) Availability or (ii) the amount of disbursements set forth in the Cash Flow Forecast) and repayments in the same manner and in accordance with the same terms as governed by the Loan Documents. On the Forbearance Termination Date, all such indebtedness as is then outstanding pursuant to the Credit Lines shall be considered as part of the Obligations and shall thereupon be immediately due and payable in full. It is expressly acknowledged and agreed by the Borrower that Lender’s agreement herein to continue administering the Credit Lines as provided for hereby during the forbearance period shall not in any manner be deemed to prejudice Lender or act as a waiver of its otherwise applicable rights and remedies to collect and enforce the full amount of the Obligations as of the Forbearance Termination Date.

The following Events of Default occurring after the date hereof (“Future Permitted Defaults”) will not constitute Events of Termination:

a. Borrower’s failure to timely file its periodic reports with the Securities and Exchange Commission (“SEC”) for any period prior to the earlier of April 1, 2006, or such earlier date as may be required by the SEC;

b. Borrower’s failure to present auditor’s reviews of annual financial statements when required by the Loan Documents for any period prior to the fiscal period ending December 31, 2005 which have not been provided to Lender.

If on December 15, 2005, Borrower is in full compliance with this Agreement and the other Loan Documents and no Event of Default (other than Designated Defaults or Future Permitted Defaults exist) Borrower may request a 30 day extension of the Forbearance Termination Date to January 14, 2006, provided such request is accompanied by payment of an additional forbearance fee in the sum of $500,000, whereupon the Forbearance Termination Date shall, absent any Event of Termination, be so extended.

4.2 Notwithstanding anything to the contrary contained in Section 4.1:

a.	the Designated Defaults shall constitute existing Events of Default for the purpose of determining whether or not certain actions or in-actions may be taken or otherwise acquiesced to by or on behalf of the Borrower, as set forth in the

Loan Documents, and, accordingly, any actions or in-actions taken or omitted by the Borrower in violation of such provisions while any Event of Default (including any Designated Default) exists will constitute additional Events of Default under the Credit Agreement and the other Loan Documents, as well as a breach of the terms of this Agreement;

b.	under no circumstances shall the forbearance by Lender under this Agreement be deemed to extend to any of Lender’s rights and remedies under any Subordination Agreements to which Lender is a party, it being agreed to and understood that Lender shall be entitled to enforce any and all provisions of any Subordination Agreements to the fullest extent provided therein in accordance with the terms thereof, including, without limitation, invoking any rights that arise as a result of the existence of the Designated Defaults to block payments by Borrower to any subordinated creditor party thereto on account of any debt owing to such subordinated creditor; and

c.	under no circumstances shall the forbearance by Lender under this Agreement be deemed to extend to any rights of Lender under the Loan Documents to charge a default rate of interest on account of the Obligations due to the existence of the Designated Defaults or any other Event of Default, it being agreed to and understood that Lender shall retain all rights to charge such default interest in accordance with the terms of the Loan Documents.

4.3 Borrower acknowledges and agrees that the outstanding Advances under the Revolving Facility exceed Availability in the amount set forth in the Borrowing Certificate dated September 15, 2005, executed and delivered by Borrower to Lender (the “Overadvance”). The Parties hereby agree that, the Overadvance shall not be included in the outstanding amount of the Revolving Facility for purposes of calculating Availability. Borrower agrees that Lender shall modify the liquidity factors and reserves as reflected on the Borrowing Certificate.

SECTION 5 – COVENANTS OF THE BORROWER

Borrower jointly and severally agrees that it shall comply with the following covenants, any breach of which shall constitute an immediate Event of Termination:

a.	On or before September 30, 2005, Borrower shall deliver an updated Cash Flow Forecast on a rolling thirteen week basis in form and substance acceptable to Lender in its sole discretion, which shall include a comparison between anticipated and actual results. Once accepted by Lender such updated Cash Flow Forecast shall replace the Cash Flow Forecast attached to this Agreement.

b.	Borrower shall not expend any funds or monies for any purpose other than those line items set forth in the Cash Flow Forecast or expressly agreed to in writing by Lender. Borrower’s actual payment of the individual line items and the cumulative disbursements shall not exceed the projected amount set forth in the Cash Flow Forecast. For the initial week of any three week period covered by the Cash Flow Forecast, compliance shall be measured on the basis of the one week period covered thereby. For the initial two week period of any three week period covered by the Cash Flow Forecast, compliance shall be measured on a rolling two week basis ending as of the end of the second week. For the initial and any succeeding three week period covered by the Cash Flow Forecast, compliance shall be measured on a rolling three week basis as of the end of such three week period.

c.	Borrower shall comply with the cash receipt projections set forth in the Cash Flow Forecast and verified by the actual amounts of cash posted in the Lockbox Accounts. Compliance shall be measured on a one week basis commencing on the date hereof and on each Tuesday thereafter.

d.	Borrower shall, at its sole cost and expense, continue to engage a chief restructuring officer, the identity of which and scope of engagement relating thereto to be acceptable to Lender in its sole discretion. At any time and from time to time, Borrower shall make its chief executive officer, chief financial officer, chief restructuring officer or such other officers and consultants of Borrower available to Lender, whether by telephone or in person, to review and discuss Borrower’s financial condition, business, refinancing the Obligations and/or capital market alternatives and/or assets. Borrower hereby acknowledges and agrees that Borrower’s termination of the engagement of the chief restructuring officer, absent the simultaneous appointment of a replacement chief restructuring officer acceptable to Lender on terms and conditions reasonably acceptable to Lender, shall constitute an immediate Event of Termination hereunder. Borrower also agrees that Lender may directly engage its own financial consultant, that all fees and expenses incurred by Lender in connection therewith shall constitute part of the Obligations and that Borrower shall cooperate with such financial consultant engaged by Lender in the same manner as set forth herein; provided, however, such fees and expenses will not exceed $200,000 for the first month of such consultant’s engagement, $150,000 for the second month or $100,000 for any month thereafter.

e.	Borrower shall ensure that all collections of its Accounts and all other payments received by Borrower are made to the appropriate Lockbox Account in accordance with Section 2.5 of the Credit Agreement.

f.	Borrower shall not continue to factor or otherwise finance any of its Accounts with APF or any other third party.

g.	Borrower shall pay to Lender a non-refundable forbearance fee (which shall be deemed fully earned as of the date of this Agreement) in the amount of $1,500,000 (which shall be in addition to the $450,000 fee payable under the Forbearance Agreement, which has been fully earned), which shall be payable in three equal installments of $500,000, commencing on the date of this Agreement and on the 15th day of each month thereafter. Borrower’s obligation to pay the foregoing forbearance fee shall expressly survive the termination of any forbearance hereunder and/or the termination of this Agreement.

h.	Borrower shall provide to Lender a draft copy of any press release and/or other publicly available document (including, without limitation, filings with the SEC) at least 12 hours prior to issuing such press release or filing any such document; and Borrower shall make changes to such press release or document as are suggested by Lender, provided such changes do not cause any violation of law, rule or regulation and such changes are promptly received by Borrower; provided, however, if disclosure is required on the same day, based upon the advise of counsel or as requested by the Securities Exchange Commission, Borrower need only provide Lender four (4) hours advance notice or such shorter period as is reasonably requested. Furthermore, without the prior written consent of Lender, neither Borrower nor any of its representatives shall make any statement (written or oral) to any person regarding Lender, the Credit Agreement, the Loan Documents, this Agreement or any of the transactions described therein, unless such person is bound by a written confidentiality agreement with the Borrower covering any such statement.

i.	Borrower shall engage an investment banker, reasonably acceptable to Lender (the “Investment Banker”), to advise and assist Borrower with respect to refinancing the Obligations and/or surveying capital market alternatives and/or selling all or substantially all of Borrower’s business and/or assets (either as a whole or on a division by division basis) (collectively, the “Scope of Engagement”). Borrower shall cause such Investment Banker to issue periodic progress reports to Lender as and when requested by Lender, to fully respond to any inquiries by Lender regarding any matter within the Scope of Engagement, and to fully and candidly discuss with Lender any matter within the Scope of Engagement. Investment Banker will at all relevant times diligently pursue the tasks within the Scope of Engagement and will keep Lender apprised of any meaningful progress in connection therewith. Borrower agrees to participate in conference calls with Lender (with the participation of the Investment Banker, if requested by Lender) in which Borrower and the Investment Banker, if requested, shall provide to Lender status reports. Without limiting the generality of the foregoing, Borrower shall:

(i) On or before September 15, 2005, provide evidence reasonably acceptable to Lender that Borrower has retained the services of the Investment Banker as aforesaid.

(ii) On or before September 30, 2005, the Borrower shall cause the Investment Banker to render to Lender a preliminary written assessment regarding the matters with the Scope of Engagement and Borrower shall advise Lender of the proposed strategy it intends to pursue.

(iii) On or before October 15, 2005 Borrower and Investment Banker shall have prepared written materials for dissemination to potential purchasers and/or financiers regarding potential sale and/or recapitalization of Borrower’s business.

(iv) On or before November 15, 2005, Borrower shall, provide Lender with initial indications of interest from purchasers and/or capital sources.

j.	On or before September 30, 2005, Lender shall have received a report from Borrower’s chief restructuring offices containing recommendations for initiatives to be implemented by Borrower to reduce expenses and increase revenues.

k.	On or before September 30, 2005, Lender shall have received Subordination Agreements in form acceptable to Lender, executed by Borrower and each holder of Indebtedness due from Borrower (other than Palisades Master Fund, L.P. and Bristol Investment Fund, Ltd.).

SECTION 6 — EVENTS OF TERMINATION

The occurrence of any one or more of the following events shall constitute an Event of Termination hereunder, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE:

6.1	Borrower or any Guarantor fails to comply with Section 2.5 of the Credit Agreement (the “Lockbox Provision”) and, either through action or inaction, takes or permits to be taken any action that would prevent, inhibit, interfere with or delay Borrower’s or such Guarantor’s compliance with the Lockbox Provision, including without limitation any (1) diversion or misdirection of funds required to be deposited to the Lockbox Account pursuant to the Lockbox Provision, (2) direction of any such diversion or misdirection, or (3) after becoming aware of any diversion or misdirection, failure to take action to prevent or correct such diversion or misdirection.

6.2	Failure of Borrower to perform or observe any term, covenant, warranty or agreement contained in any of the Loan Documents (except as waived or modified in this Agreement), or this Agreement on Borrower’s part to be performed or observed.

6.3	If Borrower or any Guarantor repudiates or asserts a defense to any obligation or liability under the Credit Agreement, this Agreement or any other Loan Document or makes or pursues a claim against Lender.

6.4	The existence of any Default or Events of Default, other than the Designated Defaults, or of any breach or default by Borrower of any term, covenant, condition, representation or warranty set forth in this Agreement, in each case whether now existing or hereafter occurring.

6.5	Any of the representations, warranties, covenants or other agreements of Borrower contained herein (including, but not limited to, the information contained in any financial statements of Borrower given to Lender in connection herewith) shall have been false or incorrect in any material respect as of the date of this Agreement.

6.6	The release of Lender set forth below is alleged to be invalid or unenforceable by any claim or proceeding initiated or commenced in favor of, through, or by Borrower.

6.7	Borrower makes any payments of monies due to or loan or advance any funds to Richard E. McDonald, Palisades Master Fund, LP, Bristol Investment Fund, Ltd. or any holder of Indebtedness subordinated to the Obligations, other than payments to the parties listed on Exhibit B attached hereto as provided in the Cash Flow Forecast.

6.8	Lender shall not have received prior to September 30, 2005 an executed agreement between Borrower and the Internal Revenue Service providing for payment of all unpaid taxes in installments on terms acceptable to Lender in its Permitted Discretion.

SECTION 7 — RIGHTS AND REMEDIES

7.1	Upon the occurrence of any Event of Termination, the Obligations shall be immediately due and payable and Lender may, at its option and without notice to Borrower, exercise any and all rights and remedies pursuant to the Loan Documents or applicable law as a result of the existence of the Designated Defaults in such manner as Lender in its sole and exclusive discretion determines.

7.2	All of Borrower’s obligations and liabilities to Lender hereunder (including, without limitation, Borrower’s payment obligations) shall survive the Forbearance Termination Date, and all of such obligations are secured under the Loan Documents and any other documents, instruments or agreements pursuant to which Borrower may, from time to time, grant to Lender collateral security for Borrower’s obligations to Lender.

SECTION 8 – BANKRUPTCY RELIEF

In the event that Borrower (a) files any voluntary petition under any chapter of the Bankruptcy Code (Title 11, United States Code, hereinafter referred to as the “Bankruptcy Code”), or in any manner seeks any relief under any other state, federal or other insolvency law or laws providing for relief of debtors, or directly or indirectly causes a filing of any such petition or to seek any such relief; or (b) is named as a debtor or alleged debtor in any involuntary petition filed under any chapter of the Bankruptcy Code, or directly or indirectly causes any involuntary petition under any chapter of the Bankruptcy Code to be filed against Borrower, or directly or indirectly causes Borrower to become the subject of any proceeding pursuant to any other state, federal or other insolvency law or laws providing for the relief of debtors; or (c) directly or indirectly causes the Collateral or any interest of Borrower in the Collateral to become the property of any bankruptcy estate or the subject of any state, federal or other bankruptcy, dissolution, liquidation or insolvency proceeding, Borrower agrees to the lifting of the automatic stay by the appropriate Bankruptcy Court “for cause” pursuant to section 362(d)(1) of the Bankruptcy Code (11 U.S.C. § 362(d)(1)). Said Bankruptcy Court shall be authorized to enter an order lifting the automatic stay without the necessity of an evidentiary hearing and without the necessity of Lender establishing the lack of adequate protection of its interests in the applicable Collateral or the lack of equity in the applicable Collateral and lack of necessity of the Collateral for an effective bankruptcy reorganization.

SECTION 9 — GENERAL PROVISIONS

9.1	By execution of this Agreement, Borrower jointly and severally acknowledge and confirm that it does not have any offsets, defenses or claims against Lender, or any of its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors or assigns whether asserted or unasserted. Borrower and each of its respective successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, jointly and severally, release and forever discharge Lender, its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively the “Lender Affiliates”) of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity which against Lender and/or Lender Affiliates they ever had, now have or which any of Borrower’s successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, both present and former ever had or now has, upon or by reason of any manner, cause, causes or thing whatsoever, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated. The provisions of this Section 9.1 shall survive the termination of this Agreement, the Credit Agreement and the other Loan Documents and the payment in full of the Obligations.

9.2	Borrower agrees to pay to Lender upon demand (a) an amount equal to any and all out-of-pocket costs or expenses (including legal fees (including allocable costs and disbursements of Lender’s in-house legal counsel)) incurred or sustained by Lender in connection with the preparation and negotiation of this Agreement and all related matters; and (b) from time to time after the Forbearance Termination Date, any and all out-of-pocket costs, fees and expenses (including legal fees (including allocable costs and disbursements of Lender’s in-house legal counsel) and reasonable consulting, accounting, appraisal and other similar professional fees and expenses) hereafter incurred or sustained by Lender in connection with the administration of credit extended by Lender to Borrower or the preservation of or enforcement of any rights of Lender under this Agreement, and the Loan Documents or in respect of any of Borrower’s obligations to Lender, all of which shall be deemed reasonable and payment of which shall be secured by the Collateral.

9.3	Each Borrower hereby jointly and severally represents and warrants to Lender as follows: (a) Borrower is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (b) Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (c) the execution, delivery and performance by Borrower of this Agreement have been duly authorized by all necessary action; (d) this Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability; and (e) no Default or Event of Default, other than the Designated Defaults, exists.

9.4	Except as otherwise expressly provided for in this Agreement, nothing in this Agreement shall extend to or affect in any way any of Borrower’s Obligations or any of the rights of Lender and remedies of Lender arising under the Loan Documents executed in connection therewith, and Lender shall not be deemed to have waived any or all of such rights or remedies with respect to any default or event or condition which, with notice or the lapse of time, or both would become a default under the Loan Documents and which upon Borrower’s execution and delivery of this Agreement might otherwise exist or which might hereafter occur. Borrower specifically acknowledges that Lender has not waived, presently does not intend to waive, and may never waive the Designated Defaults, and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver or to establish a custom or course of dealing. The failure of Lender at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms and conditions contained herein in this Agreement or in any Loan Document shall not waive, affect or diminish any right of Lender at any time or times thereafter to demand strict performance thereof; and, no rights of Lender hereunder shall be deemed to have been waived by any act or knowledge of Lender, its agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an officer of Lender and directed to Borrower specifying such waiver. No waiver by Lender of any of its rights shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

9.5	In the event Lender seeks to take possession of any or all of the Collateral by court process, Borrower hereby irrevocably waives any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and waives any demand for possession prior to the commencement of any suit or action to recover said Collateral.

9.6	Borrower shall at any time or from time to time execute and deliver such further instruments, and take such further action as Lender may reasonably request, in each case further to effect the purposes of this Agreement and the Loan Documents, including, without limitation, to create, perfect, protect or maintain Lender’s Liens and security interests in and to the Collateral. In addition, Borrower will promptly furnish to Lender such additional financial or other information as Lender may reasonably request from time to time to verify compliance with this Agreement, or to ascertain whether any Event of Termination has occurred.

9.7	Borrower jointly and severally represents and warrants that (1) it is represented by legal counsel of its choice, is fully aware of the terms contained in this Agreement and has voluntarily and without coercion or duress of any kind, entered into this Agreement and the documents executed in connection with this Agreement; or (2) it has knowingly and intentionally waived its right to have legal counsel of its choice review and represent it with respect to the negotiation and preparation of this Agreement and was informed by Lender that they had the right to representation legal counsel and representation of its choice.

9.8	Each reference herein or in any Loan Document to Lender shall be deemed to include its successors and assigns, and each reference to Borrower and any pronouns referring thereto as used herein shall be construed in the masculine, feminine, neuter, singular or plural as the context may require, shall be deemed to refer to each and every Borrower, and shall be deemed to include the legal representatives, successors and permitted assigns of Borrower, all of whom shall be bound by the provisions hereof or in any Loan Document. The terms “Borrower” and “Guarantor” as used herein shall, if this Agreement or any Loan Document is signed by more than one party, mean, unless this Agreement or any Loan Document otherwise provides or unless the context otherwise requires, the “Borrower” or “Guarantor” and each of them and each and every representation, promise, agreement and undertaking shall be joint and several. No inferences should be made or drawn based either upon (1) earlier drafts of this Agreement or (2) the identity of the party drafting this Agreement.

9.9	Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be delivered and deemed given in accordance with the notice provisions of the Credit Agreement.

9.10	This Agreement constitutes the entire and final agreement among the parties and there are no agreements, understandings, warranties or representations among the parties except as set forth herein. This Agreement will inure to the benefit and bind the respective heirs, administrators, executors, representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

9.11	Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; if any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby, will continue in full force and effect in all other jurisdictions and said remaining portions of this Agreement shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted. It is the intention of the parties that if any such provision is held to be invalid, illegal or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible, and that such added provision will be legal, valid and enforceable.

9.12	All headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

9.13	This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each of the parties and a copy thereof delivered to each party under this Agreement. A facsimile of any party’s signature to this Agreement shall be treated as an original signature for all purposes of this Agreement and shall be fully effective to bind such party to the terms of this Agreement.

9.14	Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties against whom enforcement of the change, waiver, discharge or termination is sought.

9.15	This Agreement amends and restates the Forbearance Agreement in its entirety and is in substitution and replacement therefor; provided that provisions contained in the Forbearance Agreement which survive the termination thereof shall survive the amendment and restatement thereof by this Agreement. This Agreement constitutes a Loan Document. Any breach by Borrower of any term, provision, covenant, agreement, representation or warranty set forth in this Agreement shall constitute an immediate Event of Default under the Credit Agreement. Borrower hereby acknowledges, confirms and agrees that (a) each of the Loan Documents to which it is a party have been duly executed and delivered to Lender by Borrower, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrower contained in such documents and in this Agreement constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, and Borrower has no valid defense to the enforcement of such obligations and (c) Lender is and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law (subject to the terms of Section 4.1 above). Borrower hereby ratifies, confirms and reaffirms its liabilities, obligations, covenants and agreements under the Credit Agreement and the other Loan Documents and the liens and security interests created thereby and agrees that all terms, conditions and provisions of the Loan Documents, including, without limitation, Sections 6.13, 11.1(b) and 11.1(c) of the Credit Agreement, shall continue in full force and effect.

9.16	The provisions of Sections 10.3 and 12.1 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, and shall be deemed to be a part hereof as if restated herein in their entirety.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the day and year first written above.

CAPITALSOURCE FINANCE LLC,
a Delaware limited liability company

By:	/s/ Keith D. Reuben

Name:	Keith D. Reuben

Title:	Managing Director

WORLD HEALTH ALTERNATIVES, INC.,
a Florida corporation

By:	/s/ Scott Phillips

Name:	Scott Phillips

Title:	Chief Restructuring Officer

BETTER SOLUTIONS, INC.,
a Pennsylvania corporation

By:	/s/ Scott Phillips

Name:	Scott Phillips

Title:	Chief Restructuring Officer

JC NATIONWIDE, INC.,
a Delaware corporation

By:	/s/ Scott Phillips

Name:	Scott Phillips

Title:	Chief Restructuring Officer

MEDTECH MEDICAL STAFFING OF NEW ENGLAND, INC.,
a Delaware corporation

By:	/s/ Scott Phillips

Name:	Scott Phillips

Title:	Chief Restructuring Officer

MEDTECH FRANCHISING, INC.,
a Delaware corporation

By:	/s/ Scott Phillips

Name:	Scott Phillips

Title:	Chief Restructuring Officer

WORLD HEALTH STAFFING, INC.,
a California corporation

By:	/s/ Scott Phillips

Name:	Scott Phillips

Title:	Chief Restructuring Officer

WORLD HEALTH STAFFING, INC.,
a Delaware corporation

By:	/s/ Scott Phillips

Name:	Scott Phillips

Title:	Chief Restructuring Officer

Amended and Restated Forbearance and Modification Agreement